                                                                    Exhibit 99.1

Restoration Hardware, Inc. Reports Third Quarter 2002 Results

Results reflect 72% year-over-year improvement

CORTE MADERA, Calif. (November 20, 2002) -- Restoration Hardware, Inc. (Nasdaq: RSTO) today reported a net loss of $0.08 per share, or $2.4 million for the third quarter, a 72% improvement versus the net loss of $0.36 per share or $8.7 million a year ago.

Net sales in the third quarter of fiscal 2002 were $90.7 million, a 20% increase versus net sales of $75.5 million for the same period a year ago. Comparable store sales for the third quarter increased 14.8%.
Direct-to-customer sales, which include catalog and Internet, increased 66% to $10.9 million in the third quarter.

Gary Friedman, the Company's President and CEO stated, "Clearly the numbers this quarter demonstrate that our strategy to reposition the Restoration Hardware brand and return the company to profitability is working. Our comparable store sales increase of 14.8% and direct-to-customer sales increase of 66% are among the best in the industry despite a difficult economic environment."

Mr. Friedman continued, "We are encouraged by the early response to our holiday offer. Our stores, catalogs and web site are merchandised with compelling products reflecting Restoration Hardware's authentic American point of view. We've centered our assortment around family traditions such as tree decorating, game night, stocking stuffers and unique gift ideas with a touch of nostalgia; which we believe reflect the current trends in our country.

"Whether it's decorating your tree with Rock and Roll, Jazz or Vintage Tin Toy ornaments, gathering friends and family for a night of Bingo, Backgammon, Craps, or Roulette, spinning your old favorites on our Crosley Turntable, filling holiday stockings with the stuff you always wanted but never got, snuggling up with Blankie (the original adult pacifier), or watching the kids perform with our Family Band set, if you can't get into the holiday spirit after visiting Restoration Hardware, you're probably spending too much time at the office."

Kevin Shahan, the Company's Chief Financial Officer commented, "On the basis of third quarter, and current trends, we are forecasting net sales for the fourth quarter to increase approximately 12% to 14% over the same period a year ago. Comparable store sales for the 9-week November-December holiday period are forecasted to be in the mid to high single digit range, with comparable store sales for the quarter in the high single to low double digits. Finally, we are forecasting that we will meet our previous earnings per share guidance for the quarter of approximately $0.41 to $0.42, versus a loss of $0.45 in last year's fourth quarter."

For the first nine months ended November 2, 2002, the Company's net loss to common stockholders was $13.2 million, or $0.45 per share, versus a net loss to common stockholders of $24.0 million, or $1.10 per share, reported for the same period a year ago.

Net sales for the first nine months of fiscal 2002 were $245.1 million, a 10% increase from $222.1 million for the same period a year ago. Comparable store sales for the first nine months increased 8.3%. Direct-to-customer sales increased 38% to $27.1 million.

As of November 2, 2002 the Company operated 105 retail stores in 31 states, the District of Columbia and Canada.

Conference Call:

The Company's third quarter earnings conference call is scheduled for Wednesday, November 20, 2002 at 2:00 p.m. (Pacific Standard Time). The dial-in number is: 1(800) 540-0559. A webcast of the call is available at: http://www.firstcallevents.com/service/ajwz370223254gf12.html

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800 762-1005) and on-line at www.restorationhardware.com.


Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to implications of, the Company's financial results for the third quarter ended November 2, 2002 and the period thereafter, statements regarding the expected effects of the Company's repositioning and merchandising strategies, statements relating to expected customer responses to the Company's merchandise, statements regarding the Company's expected return to profitability, statements regarding expectations for the Company's holiday selling season, statements regarding expectations for future comparable store sales growth, statements regarding the Company's expectations of meeting earnings per share guidance and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company's current programs and strategies, timely introduction and customer acceptance of the Company's merchandise, further customer acceptance of the Company's private label credit card, timely and effective sourcing of the Company's merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company's credit facility, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company's Form 10-Q for the second quarter of fiscal 2002 in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Liquidity and Capital Resources" and "Factors that May Affect our Future Operating Results." Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.
Kevin W. Shahan
Vice President and Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax

                           RESTORATION HARDWARE, INC.

                STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

                 (IN THOUSANDS EXCEPT PER SHARE AND STORE DATA)

                                                     13 WEEKS ENDED                 13 WEEKS ENDED
                                                  11/2/02    % OF SALES         11/3/01     % OF SALES
 Net sales                                       $ 90,727       100.0%         $ 75,504        100.0%
 Cost of sales and occupancy                       63,663        70.2%           61,826         81.9%
                                                 --------                      --------
   Gross profit                                    27,064        29.8%           13,678         18.1%

 Selling, general and administrative               30,024        33.1%           26,181         34.7%
                                                 --------                      --------
   Loss from operations                            (2,960)       -3.3%          (12,503)       -16.6%

 Interest expense                                     834         0.9%            1,007          1.3%
 Change in fair value of warrants                       -         0.0%             (516)        -0.7%
                                                 --------                      --------
   Loss before income taxes                        (3,794)       -4.2%          (12,994)       -17.2%

 Income tax benefit                                 1,366         1.5%            4,676          6.2%
                                                 --------                      --------
 Net loss                                          (2,428)       -2.7%           (8,318)       -11.0%

 Preferred shareholder return:
   Dividends                                            -         0.0%             (375)        -0.5%
   Beneficial conversion charges                        -         0.0%                -          0.0%
                                                 --------                      --------
 Loss available to common stockholders           $ (2,428)       -2.7%         $ (8,693)       -11.5%
                                                 ========                      ========
 Stores open at end of period                         105                           104
 Total selling square footage                     688,634                       682,936
 Loss per share, basic and diluted               $  (0.08)                     $  (0.36)
 Weighted average shares                           29,926                        23,844

                                                     39 WEEKS ENDED               39 WEEKS ENDED
                                                 11/2/02     % OF SALES       11/3/01      % OF SALES
 Net sales                                      $ 245,123      100.0%       $  222,075       100.0%
 Cost of sales and occupancy                      184,257       75.2%          180,030        81.1%
                                                ---------                   ----------
   Gross profit                                    60,866       24.8%           42,045        18.9%

 Selling, general and administrative               84,876       34.6%           71,785        32.3%
                                                ---------                   ----------
   Loss from operations                           (24,010)      -9.8%          (29,740)      -13.4%

 Interest expense                                   2,098        0.9%            3,621         1.6%
 Change in fair value of warrants                     278        0.1%              257         0.1%
                                                ---------                   ----------
   Loss before income taxes                       (26,386)     -10.8%          (33,618)      -15.1%

 Income tax benefit                                13,499        5.5%           12,095         5.4%
                                                ---------                   ----------
 Net loss                                         (12,887)      -5.3%          (21,523)       -9.7%

Preferred shareholder return:
   Dividends                                         (358)      -0.1%           (1,035)       -0.5%
   Beneficial conversion charges                        -        0.0%           (1,406)       -0.6%
                                                ---------                   ----------

 Loss available to common stockholders          $ (13,245)      -5.4%       $  (23,964)      -10.8%
                                                =========                   ==========
 Stores open at end of period                         105                          104
 Total selling square footage                     688,634                      682,936
 Loss per share, basic and diluted              $   (0.45)                  $    (1.10)
 Weighted average shares                           29,660                       21,735

                           RESTORATION HARDWARE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                 (IN THOUSANDS)

                                                      November 2,   November 3,
                                                        2002           2001
Current assets
  Cash                                                $   2,037     $   2,293
  Accounts receivable                                     4,931         4,740
  Merchandise inventories                               127,460       105,917
  Prepaid expense                                        16,046        12,150
                                                      ---------     ---------
    Total current assets                                150,474       125,100

  Property and equipment, net                            93,432       101,849
  Goodwill                                                4,560         4,614
  Other long term assets                                 21,600        20,378
                                                      ---------     ---------

    Total assets                                      $ 270,066     $ 251,941
                                                      =========     =========

Current liabilities
  Accounts payable and accrued expenses               $  56,619     $  54,720
  Current portion of deferred lease incentives            4,740         4,518
  Deferred revenue                                        4,244         3,619
  Other current liabilities                               9,678         7,324
                                                      ---------     ---------
    Total current liabilities                            75,281        70,181

Long term line of credit                                 49,157        33,489
Long-term portion of deferred lease incentives           35,373        38,231
Deferred rent                                            13,848        12,273
Long term obligations                                        45           811
                                                      ---------     ---------
  Total liabilities                                     173,704       154,985

Series A redeemable preferred stock                      13,529        14,545

Common stock                                            148,912       124,564
Shareholder loan                                           --          (2,050)
Foreign exchange gain/loss                                 (100)         (149)
Accumulated deficit                                     (65,979)      (39,954)
                                                      ---------     ---------
  Total stockholders' equity                             82,833        82,411
                                                      ---------     ---------
   Total liabilities, redeemable preferred
        stock and stockholders' equity                $ 270,066     $ 251,941
                                                      =========     =========